EXHIBIT 10.8

[EQUINOX SECURITIES LOGO]

April 19, 2007

Mr. Frank Menzler

HepaLife Technologies, Inc.

60 State Street, Suite 700

Boston, MA 02109

Dear Mr. Menzler:

I am pleased to confirm our agreement pursuant to this letter of engagement (the “Agreement”) under which Equinox Securities, Inc. (“Equinox”), a broker-dealer and Member NASD, is engaged by HepaLife Technologies, Inc.  (OTCBB:HPLF.OB) (the “Company”).

1.

Engagement. Equinox is hereby engaged as the Company’s placement agent for the purpose of finding “Investors” for potential “Transactions” with the Company.  The Company acknowledges that there is no guaranty or assurance that any Transaction will take place and that Equinox makes no representation or warranties regarding the same or any other matter.  It is agreed and understood that at all times, the Company shall have the right to approve or disapprove the terms and conditions of any Transaction and the Company shall be solely responsible for ensuring that the terms and conditions of any Transaction are suitable and appropriate for the Company.  The term “Transaction” shall mean an equity or debt financing for the Company.  The term “Investor,” or “Investors”, shall mean any individual, corporation, institution, group, organization or other entity identified by Equinox that participates in a Transaction during the term of this Agreement (or thereafter as set forth herein) by contributing value to the Company.

2.

Compensation and Expenses

A.

As compensation for the services provided by Equinox hereunder, the Company shall pay or issue to Equinox:

i.

Retainer Fee:  Equinox waives its monthly retainer fee.

Schedule #1

Amount Funded	A. Fee	B. Unaccountable Expenses
$1,000,000 to $10,000,000	10%	0%

B.

Plus, 10% of the transaction value of the investor  warrants (non-cashless) of the Issuer on the same pricing and conditions as the Transaction or Issue warrants.

  OR

D.  In the event that Finder introduces or identifies a business or entity to Issuer and Issuer subsequently acquires all or any portion of the capital securities or assets of, or engages in a merger, joint venture or other business arrangement with, such business or entity (the “Acquisition Services”), then the Issuer will compensate Finder (based on the Transaction Value, as defined or the percentage defined under schedule #2 below) for such services in an amount equal to:

Schedule #2

6 % on the first $10,000,000 of the Transaction Value;

5% on the amount from $10,000,001 to $15,000,000;

4% on the amount from $15,000,001 to $20,000,000;

3% on the amount from $20,000,001 to $25,000, 000, and

2% on the amount in excess of $25,000,000.

3.

Term of Engagement. This Agreement shall expire 12 months from the date of execution of this Agreement by the Company (unless extended by mutual agreement).  Upon any termination of expiration of this agreement, Equinox will be entitled to payment of all fees and any remaining fees as additional staged funding from the Investor’s initial convertible debt  instrument proceeds over the term of the Investor’s investment proposal.

In addition, (a) if at any time during the 12 month period commencing immediately after the termination or expiration of this Agreement, the Company consummates any Transaction or Transactions with Investors identified by Equinox, or (b) if at any time during the 12 month period commencing immediately after the termination or expiration, the Company enters into a written agreement(s) with respect to a Transaction or Transactions with Investors identified by Equinox and such Transaction or Transactions are consummated on substantially the terms contained in such written agreement(s) within 24 months after termination or expiration of this Agreement, then Equinox in addition to any expense reimbursement due, shall be entitled to payment in full of the compensation described in Section 2 of this Agreement with respect to such Transaction or Transactions.  Upon the written request of the Company, after termination or expiration of this Agreement, Equinox shall provide to the Company a list of the Investors identified by Equinox within five business days of such request.

4.

Cooperation. To the extent possible, the Company will furnish Equinox with all financial and other information and data, as Equinox believes appropriate in connection with its activities on the Company’s behalf, and shall provide Equinox access to its officers, directors, employees and professional advisors.  The Company shall use its reasonable best efforts to cooperate in Equinox’s marketing efforts, including participation of senior officers in roadshows, investor presentations and similar activity.  In addition, the Company will be solely responsible for preparing or approving any and all term sheets and materials for a Transaction, including materials describing the Company, its operations, historical performance and future prospects and any materials to be used in selling any securities of the Company (the “Offering Materials”). The Company agrees that it and its counsel will be solely responsible for ensuring that a Transaction and the Offering Materials are complete and comply in all respects with the applicable law and that the terms and conditions of a Transaction are suitable and appropriate for the Company. The Company, to the extent possible, authorizes Equinox to transmit the Offering Materials to prospective Investors of the proposed Transaction.  The Company will also cause to be furnished to Equinox and addressed to it at the closing, copies of such agreements, opinions, certificates and other documents delivered at the closing as Equinox may reasonably request. The Company will promptly notify Equinox if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to Equinox.

The Company recognizes and confirms that Equinox, in connection with performing its services with respect to a Transaction:  (i) will not be rendering any advice to the Company or any other person regarding any aspect of a Transaction, (ii) will not be responsible for the actions of an Investor or its agents, (iii) will be relying without investigation upon information that is available from public sources or other information supplied to it by, or on behalf of, the Company, or its advisors, (iv) shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify said information, (v) will not conduct any appraisal of any assets of the Company, and (vi) may require that the Offering Materials contain appropriate disclaimers consistent with the foregoing.  The Company further confirms and acknowledges that neither Equinox nor any of its employees or agents is acting as attorney, accountant or financial advisor to the Company and that the Company will seek its own professional advice with respect to a Transaction.

5.

Confidentiality. The Company agrees that any written communication provided by Equinox pursuant to this Agreement will be treated by the Company as confidential, will be used solely for the information of the Company in connection with its consideration of a transaction of the type referred to in Section 1 of this agreement and will not be used, circulated, quoted or otherwise referred to for any other purpose, nor will it be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other communication, whether written (including, without limitation, the Offering Materials) or oral, prepared, issued or transmitted by the Company or any affiliate, director, officer, employee, agent or representative of any thereof, without, in each instance, Equinox’s prior written consent.

6.

Conflicts. The Company acknowledges that Equinox and its affiliates may have, and may continue to have, investment banking and other relationships with parties other than the Company pursuant to which Equinox may acquire information of interest to the Company.  Equinox shall have no obligation to disclose such information to the Company, or to use such information in connection with any contemplated financing.  The Company recognizes that Equinox is being engaged hereunder to provide the services described above only to the Company and is not acting as an agent or a fiduciary of, and shall have no duties or liability to, the equity holders of the Company or any third party in connection with its engagement hereunder, all of which are hereby expressly waived.

7.

Relationship Created. Equinox is an independent contractor and shall have control over the manner and means of performing the services under this Agreement.  During the term of the Agreement, the Company agrees that Equinox may appoint in its sole discretion or otherwise designate suitable employees, agents, or representatives to assist Equinox with performing services hereunder.

8.

Public Announcements. Neither Equinox nor the Company shall have the right to place announcements and advertisements in financial and other newspapers and journals, describing the services of Equinox in the Transaction, unless the party has first obtained the consent of the other, which consent shall not be unreasonably withheld.

9.

Complete Agreement; Severability; Amendments; Assignment; Captions; Counterparts. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes any prior agreements and understandings relating to the subject matter hereof.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.  This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Equinox and the Company.  This Agreement may not be assigned by either party without the prior written consent of the other party.  The captions in this Agreement are used for convenience only and shall not be considered in interpreting this Agreement.

This Agreement may be executed in counterparts and by facsimile transmission, all of which together should constitute a binding agreement between Equinox and the Company.

This Agreement shall be binding upon and inure to the benefit of the Company, Equinox, each Indemnified Person (as defined in Schedule I hereto) and their respective successors and assigns.

10.

Scope of Responsibility. Neither Equinox nor any Indemnified Person (as defined in Schedule I) shall be liable to the Company, or to any other person claiming through the Company, for any claim, loss, damage, liability, cost or expense suffered by the Company, or any such other person, arising out of or relating to this engagement, except for a claim that arises primarily out of, or is based primarily upon, any action or failure to act by Equinox that constitutes willful misconduct on the part of Equinox, other than an action or failure to act undertaken at the request or with the consent of the Company.  Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that (a) neither Equinox nor any Indemnified Person shall, regardless of the legal theory advanced, be liable for any consequential, indirect, incidental or special damages of any nature, and (b) in no event shall Equinox and/or any Indemnified Person be liable in the aggregate to the Company, or any person claiming through the Company, for any amount which exceeds the cash fees actually received by Equinox pursuant to this Agreement.

11.

Governing Law; Forum. Equinox and the Company agree that the obligations of each of the parties are solely corporate obligations, and that no officer, director, employee, agent, or shareholder of either party shall be subjected to any personal liability whatsoever to any person; nor will any claim for liability or suit be asserted by, or on behalf of, either Equinox or the Company. Any controversy, claim or dispute between Equinox and the Company shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association pursuant to an arbitration conducted in Los Angeles, California.  Judgment upon such arbitration may be entered in any court having jurisdiction thereof.  Each of the Company and Equinox agree that the prevailing party shall be awarded reasonable attorney fees, together with any costs and expenses. This Agreement shall be interpreted and enforced in accordance with the substantive laws of the State of California applicable to agreements made and to be performed therein, without regard to any conflict of law provisions.

12.

Notices. All notices or communications hereunder will be in writing and mailed or delivered as follows:

If to Equinox:

Mr. Stephen Oliveira

President

Equinox Securities, Inc.

2084 E. Francis Street

Ontario, CA 91761

Phone: 909-657-6639

Fax: 909-923-2721

soliveira@equinoxsecurities.net

If to the Company:

Frank Menzler

HepaLife Technologies, Inc.

60 State Street, Suite 700

Boston, MA 02109

Please confirm that the foregoing correctly sets forth our agreement by signing, dating, and returning to Equinox the enclosed copy of this Agreement by mail or fax to (909) 923-2721.

Sincerely,

Equinox Securities, Inc.

By:  /s/ Stephen Oliveira

        Stephen Oliveira, President and CEO

AGREED AND ACCEPTED:

HepaLife Technologies, Inc.

By: /s/ Frank Menzler

       Frank Menzler, President and CEO

Date: April 24, 2007

SCHEDULE I

This Schedule I is entered into pursuant to, and is made a part of, this Agreement between Equinox and the Company.  Capitalized terms used and not defined in this Schedule I shall have the meanings assigned to them in this Agreement.

The Company and Equinox agree to indemnify and hold harmless, its affiliates, and each of their respective members, partners, directors, officers, managers, agents, consultants, employees, advisors, representatives and controlling persons (each an “Indemnified Person”) from and against any claims, losses, damages, expenses or liabilities (collectively, “Losses”), including without limitation reasonable legal fees (subject to the limitations set forth below), incurred in connection with investigating, preparing, defending, paying, settling or compromising any action, claim or proceeding (whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party) to which any Indemnified Person may become subject and which is related to or arises out of the engagement letter or the transactions contemplated thereby.  The Company and Equinox will not, however, be responsible to an Indemnified Person due to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted primarily from actions taken or omitted by such Indemnified Person due to the Indemnified Person’s willful misconduct.

The Company and Equinox will reimburse each Indemnified Person for Losses as such Losses are incurred or paid, notwithstanding the absence of judicial determination as to the propriety or enforceability of the Company’s or Equinox’s obligation to reimburse such Indemnified Person for such Losses and the possibility that such payments might later be held by a court of competent jurisdiction to have been improper. To the extent that any such interim reimbursement is so held to have been improper, the Indemnified Person shall promptly return it to the Company and Equinox.

If the indemnification provided herein should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company and Equinox shall pay to or on behalf of each Indemnified Person contributions for Losses so that the Indemnified Person ultimately bears only the portion of such losses as is appropriate (i) to reflect the relative benefits received by such Indemnified Person on the one hand and the Company and Equinox on the other hand in connection with the Agreement and the transactions contemplated thereby or (ii) if the allocation on the basis set forth in clause (i) above is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnified Person and the Company and Equinox as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses exceed the amount of cash fees actually received by Equinox or paid by Company pursuant to the engagement letter. The respective relative benefits received by all Indemnified Persons and the Company and Equinox shall be deemed to be in the same proportion as the aggregate cash fee paid to Equinox pursuant to the Agreement bears to the total consideration paid or contemplated to be paid or received by the Company and Equinox or its stockholders, as the case may be, in connection with the Transaction or any similar transaction referred to in the Agreement, whether or not such transaction is consummated. The relative fault of each Indemnified Person and the Company and Equinox shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Company and Equinox, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act. Notwithstanding the foregoing, no Indemnified Person shall have any obligation to investigate or verify the information provided to Equinox and Company in connection with the provision of its financial advisory services under the engagement letter, and the Company and Equinox shall be solely liable for any Losses related to or arising out of the use of such information that is inaccurate for any reason in connection with the services provided under the engagement letter.

The Company and Equinox agrees that no Indemnified Person shall have any liability to the Company and Equinox or its affiliates, directors, officer, managers, members, employees, agents, consultants, advisors, representatives, control persons or stockholders, directly or indirectly, related to or arising out of the Agreement or the transactions contemplated thereby, except Losses incurred by the Company and Equinox to the extent a court of competent jurisdiction shall have determined by a final judgment that such losses resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to such Indemnified Person’s willful misconduct. The Company and Equinox also agrees that in no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature and in no event shall the aggregate liabilities for Losses of any and all Indemnified Persons exceed the amount of cash fees actually received by Equinox pursuant to the Agreement.

In case any proceeding shall be instituted involving any Indemnified Person, such Indemnified Person shall promptly notify the Company and Equinox in writing. The failure of an Indemnified Person to provide such prompt notice shall not reduce such Indemnified Person’s right to indemnification or contribution hereunder to the extent that such failure does not materially prejudice the ability to defend such proceeding.  Upon the request of the Indemnified Person, the Company and Equinox shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Company and Equinox may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any proceeding, the Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Company and Equinox shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (i) the use of counsel chosen by the Company and Equinox to represent such Indemnified Person would, in the reasonable judgment of the Indemnified Person, present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such action or proceeding include both an Indemnified Person and the Company and Equinox, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to the Company and Equinox (in which case the Company and Equinox shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Person); (iii) the Company and Equinox shall not have employed counsel satisfactory to such Indemnified Person in the exercise of the Indemnified Person’s reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such action or proceeding; or (iv) the Company and Equinox shall authorize such Indemnified Person to employ separate counsel at the Company’s and Equinox’s expense. In any case in which one or more Indemnified Persons are entitled to separate counsel due to such actual or potential differing interests, the Company and Equinox shall be liable for the expenses of more than one separate counsel. The Company and Equinox shall not be liable for any settlement of any proceeding affected without its written consent, which consent will not be unreasonably withheld. The Company and Equinox shall not, without the prior written consent of the Indemnified Person, effect any settlement of, or consent to the entry of judgment in connection with, any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity or contribution could have been sought hereunder by such Indemnified Person, unless such settlement or judgment includes an unconditional release of such Indemnified Person from all liability on claims that are subject matter of the proceeding.

The obligations of the Company and Equinox referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall inure to the benefit of and be binding upon any successors, assigns, heirs and personal representatives of any Indemnified Person or the Company and Equinox.